TERM NOTE
$15,000,000    Date: December 11, 2013
This Term Note is executed and delivered under and pursuant to the terms of that certain Revolving Credit and Security Agreement dated as of April 21, 2011 (as amended, restated, supplemented or modified from time to time, the "Loan Agreement") by and among TECUMSEH PRODUCTS COMPANY, a corporation organized under the laws of the State of Michigan (“Tecumseh Products”), TECUMSEH COMPRESSOR COMPANY, a corporation organized under the laws of the State of Delaware (“Tecumseh Compressor”), TECUMSEH PRODUCTS OF CANADA, LIMITED, a Canadian corporation (“Tecumseh Products Canada”), and EVERGY, INC., a corporation organized under the laws of the State of Delaware (“Evergy”) (Tecumseh Products, Tecumseh Compressor, Tecumseh Products Canada, and Evergy are each a “Borrower”, and collectively “Borrowers”), each with a place of business at 5683 Hines Drive, Ann Arbor, Michigan 48108, and PNC BANK, NATIONAL ASSOCIATION ("PNC"), the various financial institutions named therein or which hereafter become a party thereto, (together with PNC, collectively, "Lenders") and PNC as agent for Lenders (in such capacity, "Agent"). Capitalized terms not otherwise defined herein shall have the meanings provided in the Loan Agreement.
FOR VALUE RECEIVED, Borrowers hereby jointly and severally promise to pay to the order of PNC, at the office of Agent located at PNC Bank Center, Two Tower Center, 8th Floor, East Brunswick, New Jersey 08816, or at such other place as Agent may from time to time designate to Borrowers in writing:
(i)the principal sum of $15,000,000, payable in accordance with the provisions of the Loan Agreement and subject to acceleration upon the occurrence of an Event of Default under the Loan Agreement or earlier termination of the Loan Agreement pursuant to the terms thereof; and
(ii)    interest on the principal amount of this Note from time to time outstanding, payable at the Term Loan Rate in accordance with the provisions of the Loan Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the discretion of Required Lenders, interest shall be payable at the Default Rate.
This Note is one of the notes referred to in the Loan Agreement as the Term Note and is secured, inter alia, by the liens granted pursuant to the Loan Agreement and the Other Documents, is entitled to the benefits of the Loan Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.
This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Loan Agreement.
If an Event of Default under Section 10.7 or 10.8 of the Loan Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable attorneys' fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Loan Agreement or any of the Loan Documents, which is not cured within any applicable grace period, then this Note may, as provided in the Loan Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys' fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.
This Note shall be construed and enforced in accordance with the laws of the State of Michigan.

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Borrowers expressly waive any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Loan Agreement.
TECUMSEH PRODUCTS COMPANY
TECUMSEH COMPRESSOR COMPANY
TECUMSEH PRODUCTS OF CANADA, LIMITED
EVERGY, INC.

By:	/s/ Janice E. Stipp
Janice E. Stipp. Chief Financial Officer and Treasurer

SIGNATURE PAGE TO TERM NOTE